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                                                                     Exhibit k.5

                     FUND ADMINISTRATION SERVICING AGREEMENT

      THIS AGREEMENT is made and entered into as of this ___ day of November, 2002, by and between MeVC Draper Fisher Jurvetson Fund I, Inc., a Delaware corporation (the "Fund"), and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

      WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end management investment company, which has elected to do business as a business development company;

      WHEREAS, USBFS is, among other things, in the business of providing fund administration services for the benefit of its customers; and

      WHEREAS, the Fund desires to retain USBFS to provide fund administration services for the Fund.

      NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.    APPOINTMENT OF USBFS AS ADMINISTRATOR

      The Fund hereby appoints USBFS as administrator of the Fund on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.

2.    SERVICES AND DUTIES OF USBFS

      USBFS shall provide the following fund administration services for the Fund, including but not limited to:

      A.    General Fund Management:

            (1)   Act as liaison among all Fund service providers.

            (2)   Supply:

                  a.    Corporate secretarial services.

                  b. Office facilities (which may be in USBFS's or its affiliate's own offices).

                  c. Non-investment-related statistical and research data as needed.

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            (3)   Coordinate the Fund's Board of Directors' (the "Board of
            Directors" or the "Directors") communication:

                  a.    Establish meeting agendas.

                  b. Prepare reports for the Board of Directors based on financial and administrative data.

                  c.    Evaluate independent auditor.

                  d. Secure and monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the "SEC") filings relating thereto.

                  e. Prepare minutes of meetings of the Board of Directors and Fund shareholders.

                  f. Recommend dividend declarations to the Board of Directors, prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.

                  g. Provide personnel to serve as officers of the Fund if so elected by the Board of Directors, attend Board of Directors meetings and present materials for Directors' review at such meetings.

            (4)   Audits:

                  a. Prepare appropriate schedules and assist independent auditors.

                  b. Provide information to the SEC and facilitate audit process.

                  c.    Provide office facilities.

            (5)   Assist in overall operations of the Fund.

            (6)   Pay Fund expenses upon written authorization from the Fund.

            (7) Monitor arrangements under shareholder services or similar plan.

            (8) Monitor and communicate activity under share repurchase or tender offer plans.

      B.    Compliance:

            (1)   Regulatory Compliance:

                  a. Monitor compliance with the 1940 Act requirements, including:

                        (i)   Asset diversification tests.

                        (ii)  Total return and SEC yield calculations.

                        (iii) Maintenance of books and records under Rule 31a-3.

                        (iv) Code of Ethics for the disinterested Directors of the Fund.

                        (v)   Business development company requirements.

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                  b.    Monitor Fund's compliance with the policies and
                        investment limitations of the Fund as set forth in its current prospectus (the "Prospectus") and statement of additional information (the "SAI").

                  c. Maintain awareness of applicable regulatory and operational service issues and recommend dispositions.

            (2)   Blue Sky Compliance:

                  a. Prepare and file with the appropriate state securities authorities any and all required compliance filings relating to the registration of the securities of the Fund, if applicable.

                  b.    Monitor status and maintain registrations in each state.

                  c. Provide information regarding material developments in state securities regulation.

            (3)   SEC Registration and Reporting:

                  a. Assist corporate counsel in updating the Prospectus and SAI, as necessary, and in preparing and filing proxy materials.

                  b. Prepare and file annual report, Form 10Q, Form 10K and Form 8K filings.

                  c. Coordinate the printing, edgarization, filing and mailing of publicly disseminated Prospectuses and reports and dissemination of disclosure made via press releases.

                  d.    Prepare and file fidelity bond under Rule 17g-1.

                  e. File shareholder reports under Rule 30b2-1, if applicable.

                  f. Monitor sales of each Fund's shares and ensure that such shares are properly registered with the SEC and the appropriate state authorities, if applicable.

                  g. Prepare and file reports and other documents required by U.S. stock exchanges on which the Company's shares are listed.

            (4)   IRS Compliance:

                  a. Monitor the Fund's status as a regulated investment company under Subchapter M, including without limitation, review of the following:

                        (i)   Asset diversification requirements.

                        (ii)  Qualifying income requirements.

                        (iii) Distribution requirements.

                  b. Calculate required distributions (including excise tax distributions).

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      C.    SEC Inspections:

            (1)   Assist in producing materials requested by the SEC.

            (2) Maintain records of all materials produced as requested by the Securities and Exchange Commission.

      D.    Financial Reporting:

            (1) Provide financial data required by the Fund's Prospectus and SAI.

            (2) Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board of Directors, the SEC, independent auditors, and the New York Stock Exchange.

            (3) Supervise the Fund's custodian and fund accountants in the maintenance of the Fund's general ledger and in the preparation of the Fund's financial statements, including oversight of expense accruals and payments, of the determination of net asset value of the Fund's net assets and of the Fund's shares, and of the declaration and payment of dividends and other distributions to shareholders.

            (4) Compute the yield, total return and expense ratio of the Fund and the Fund's portfolio turnover rate.

            (5) Monitor the expense accruals and notify the Fund's management of any proposed adjustments.

            (6) Prepare monthly financial statements, which include without limitation the following items:

                  a.    Schedule of Investments.

                  b.    Statement of Assets and Liabilities.

                  c.    Statement of Operations.

                  d.    Statement of Changes in Net Assets.

                  e.    Cash Statement.

                  f.    Schedule of Capital Gains and Losses.

                  g.    Schedule of Shareholders Equity.

            (7)   Prepare quarterly broker security transaction summaries.

            (8) Coordinate certification requirements pursuant to the Sarbanes-Oxley Act.

      E.    Tax Reporting:

            (1) Prepare and file on a timely basis appropriate federal and state tax returns including, without limitation, Forms 1120/8610 with any necessary schedules.

            (2)   Prepare state income breakdowns where relevant.

            (3) File Form 1099 Miscellaneous for payments to Directors and other service providers.

            (4)   Monitor wash losses.

            (5)   Calculate eligible dividend income for corporate shareholders.

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3.    COMPENSATION

      USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit A hereto (as amended from time to time). The Fund shall pay all fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Fund shall notify USBFS in writing within thirty (30) calendar days following receipt of each invoice if the Fund is disputing any amounts in good faith. The Fund shall settle such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Fund is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of one and one-half percent (1-1/2%) per month, after the due date. Notwithstanding anything to the contrary, amounts owed by the Fund to USBFS shall only be paid out of the assets and property of the particular Fund involved.

4.    INDEMNIFICATION; LIMITATION OF LIABILITY

      A. USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS's control, except a loss arising out of or relating to USBFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Fund shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) which USBFS may sustain or incur or which may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder, (i) in accordance with the standard of care set forth herein, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Fund, such duly authorized officer to be included in a list of authorized officers furnished to USBFS and as amended from time to time in writing by resolution of the Board of Directors, except for any and all claims, demands, losses, expenses, and liabilities arising directly or indirectly out of or relating to USBFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence or from willful misconduct on its part in performance of its duties under this Agreement.

            USBFS shall indemnify and hold the Fund, its officers, directors and employees harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Fund may sustain or incur or that may be asserted against the Fund by any person

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            arising directlly or indirectly out of any action taken or omitted to be taken by USBFS as a result of USBFS's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

            In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond USBFS's control. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Fund shall be entitled to inspect USBFS's premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.

            Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

      B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification with counsel reasonably satisfactory to indemintee unless the legal rights and defenses available to indemnitor and indemnitee present a conflict for joint counsel. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor's prior written consent.

5.    PROPRIETARY AND CONFIDENTIAL INFORMATION

      USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present, or potential shareholders of the Fund (and clients of said shareholders) including all shareholder trading information, and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in

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      writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund. USBFS acknowledges that it may come into possession of material nonpublic information with respect to the Fund and confirms that it has in place effective procedures to prevent the use of such information in violation of applicable insider trading laws.

      Further, USBFS will adhere to the privacy policies adopted by the Fund pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time (the "Act"). Notwithstanding the foregoing, USBFS will not share any nonpublic personal information concerning any of the Fund's shareholders to any third party unless specifically directed by the Fund or allowed under one of the exceptions noted under the Act.

6.    TERM OF AGREEMENT; AMENDMENT

      This Agreement shall become effective as of the date first written above and will continue in effect for a period of three years; provided however, the Fund may terminate the agreement by giving USBSF ninety (90) days prior written notice in the event that USBFS breaches the standard of care set forth herein. Subsequent to the initial three-year term, this Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be amended by mutual written consent of the parties.

7.    RECORDS

      USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Fund, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Fund and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Fund on and in accordance with its request. USBFS agrees to provide any records necessary to the Fund to comply with the Fund's disclosure controls and procedures adopted in accordance with the Sarbanes-Oxley Act. Without limiting the generality of the foregoing, the USBFS shall cooperate with the Fund and assist the Fund as necessary by providing information to enable the appropriate officers of the Fund to execute any required certifications.

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8.    GOVERNING LAW

      This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

9.    DUTIES IN THE EVENT OF TERMINATION

      In the event that, in connection with termination, a successor to any of USBFS's duties or responsibilities hereunder is designated by the Fund by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Fund, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Fund (if such form differs from the form in which USBFS has maintained, the Fund shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS's personnel in the establishment of books, records, and other data by such successor.

10.   NO AGENCY RELATIONSHIP

      Nothing herein contained shall be deemed to authorize or empower USBFS to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

11.   DATA NECESSARY TO PERFORM SERVICES

      The Fund or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If USBFS is also acting in another capacity for the Fund, nothing herein shall be deemed to relieve USBFS of any of its obligations in such capacity.

12.   ASSIGNMENT

      This Agreement may not be assigned by either party without the prior written consent of the other party.

13.   NOTICES

      Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, upon delivery after sent by registered or certified mail, postage prepaid,

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      return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party's address set forth below:

      Notice to USBFS shall be sent to:

            U.S. Bancorp Fund Services, LLC
            615 East Michigan Street
            Milwaukee, WI 53202

      and notice to the Fund shall be sent to:

            MeVC Draper Fisher Jurvetson Fund I, Inc.
            991 Folsom Street, Suite 202
            San Francisco, CA  94107

14.   ENTIRE AGREEMENT

      This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and understandings, whether written or oral.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

MEVC DRAPER FISHER JURVETSON FUND I, INC.   U.S. BANCORP FUND SERVICES, LLC

By: _____________________________________   By: ________________________________
                                                Joe D. Redwine

Title: __________________________________   Title: President

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                                    EXHIBIT A
                                     TO THE
                     FUND ADMINISTRATION SERVICING AGREEMENT
                                     AND THE
                       FUND ACCOUNTING SERVICING AGREEMENT

With respect to the minimum annual fee, the Fee Schedule for the Fund Administration Servicing Agreement shall be read in conjunction with the Fee Schedule for the Fund Accounting Servicing Agreement between the same parties and entered into as of the same date. That schedule in full is reproduced below:

                               ANNUAL FEE SCHEDULE

Aggregate Minimum Annual Fee of $85,000 or an asset based fee of 9.3 basis points to first $100 million, 6 basis points thereafter, whichever is greater (out-of-pockets not included).

FUND ACCOUNTING

All out-of-pocket expenses are billed monthly, included, but not limited to:
$.15  Domestic and Canadian Equities, Options
$.50  Corp/Gov/Agency Bonds, International Equities and Bonds
$.80  CMO's, Municipal Bonds, Money Market Instruments
$125  Per fund per month - Mutual Funds

Corporate Action Services
$2.00 Per equity security per month
Manual Security Pricing
$125 per month - greater than 10/day
Factor Services (BondBuyer)
Per CMO - $1.50/month
Per Mortgage Backed - $0.25/month
Minimum - $300/month

FUND ADMINISTRATION
Postage, Stationery
Programming, Special Reports
Proxies, Insurance
EDGAR filing - Approx. $11.00/page
Retention of records
Federal and state regulatory filing fees
Certain insurance premiums
Expenses from board of directors meetings
Auditing and legal expenses
Blue Sky conversion expenses (if necessary)
All other out-of-pocket expenses

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